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                                                                    Exhibit 99.1

Contacts:  Michael B. Moneymaker            Wesley B. Wampler
           Chief Financial Officer          Director, Investor Relations
           NTELOS Inc.                      NTELOS Inc.
           540.946.3531                     540.949.3447
           moneymakerm@ntelos.com           wamplerwes@ntelos.com
           ----------------------           ---------------------


        NTELOS Announces Termination of Merger Agreement with Conestoga

WAYNESBORO, VA, December 3, 2001 - NTELOS Inc. (NASDAQ: NTLO) announced today that the Company is terminating its merger agreement with Conestoga Enterprises, Inc.

The companies entered into a definitive merger agreement on July 24, 2001. On November 21, 2001, Conestoga announced that it had signed a conditional agreement to merge with D&E Communications, Inc., believing the transaction to be superior, and that it intended to terminate the merger agreement with NTELOS.

NTELOS was entitled to discuss with Conestoga the terms of D&E's conditional agreement and any proposed amendment to its merger agreement for a period of ten business days beginning November 23, 2001. NTELOS also had the right to terminate the merger agreement at any time and receive a termination fee, which is the action announced today.

James S. Quarforth, Chief Executive Officer of NTELOS said, "We explored numerous possible amendments to the merger agreement, ownership structures and financing alternatives in an effort to complete the transaction. Given current market conditions, there were no alternatives that we felt were in the best interest of the Company." Quarforth continued, "We believe the merger would have had strategic value but, under the circumstances, the best course of action is for our Company to terminate the agreement."

The Company will host an investor conference call on Tuesday, December 4, 2001 at 4:30 PM (ET) to discuss this announcement. The dial-in number for the call (NTELOS Investor Conference Call) is 800-450-0819 and a taped replay will be available through December 11, 2001 by dialing 800-475-6701, and providing the pass code of 616095.

NTELOS Inc. (NASDAQ: NTLO) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Detailed information about NTELOS is available online at www.ntelos.com. Welsh, Carson, Anderson & Stowe, a New York investment firm with $12 billion in private capital, is a leading shareholder of NTELOS.

The Company wishes to caution readers that forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in the Company's publicly-filed documents with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.